Exhibit 99.1

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

NATK Announces New Chief Financial Officer

Houston, Texas – April 28, 2005 – North American Technologies Group, Inc. announced today that it has appointed Joe B. Dorman as its new Chief Financial Officer. Mr. Dorman is both a certified public accountant and an attorney. He has been serving as local counsel for BancLeasing, Inc. since 2001 and prior to that time was chief financial officer and general counsel to that company’s predecessor. “We are extremely happy to have Mr. Dorman as our new chief financial officer” said Henry Sullivan, chief executive officer. “His dual expertise in accounting and law will be particularly helpful as the Company strives to meet the challenges ahead”.

Because the Company indicated that its cash needs for the remainder of 2005 will exceed its available cash and sources of financing, Ham Langston & Brezina, LLP, the Company’s certified public accountants, has included a going concern qualification to their opinion regarding the Company’s financial statements for the year ended December 31, 2004. The Company is currently in discussions with its senior secured lender, Opus 5949 LLC, and the Company’s major shareholders to provide additional sources of financing to support optimization of the Company’s existing production lines.

On April 22, 2005, the Company received notice from the Staff of the Nasdaq Stock Market that the Company is no longer in compliance with the shareholders’ equity/market value of listed securities/net income requirement set forth in Nasdaq Marketplace Rule 4310(c)(2) or the audit committee composition requirements set forth in Nasdaq Marketplace Rule 4350-1(d)(2)(c). The Nasdaq Listing Qualifications Panel will consider these issues in determining whether continued listing of the Company’s common stock on the Nasdaq SmallCap Market is appropriate and may choose to delist the Company’s common stock.

North American Technologies Group, Inc., through its TieTek subsidiary, has patented technology which utilizes recycled plastics, tires and other raw materials to produce railroad ties that are an alternative to wood ties.

The Company’s website is found at: www.natk.com.

Contact:	North American Technologies Group, Inc.
Henry W. Sullivan 281-847-0029